EXHIBIT 23.7
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use of our report dated September 28, 2006 relating to the financial statements of Nevada Pacific Gold Ltd. as at June 30, 2006 and 2005 and for each of the three years ended June 30, 2006, which appears in the Registration Statement on Form S-4 of U.S. Gold Corporation and US Gold Acquisition Corporation for the registration of shares of U.S. Gold Common Stock and exchangeable shares of US Gold Canadian Acquisition Corporation and the prospectus relating to the offer by U.S. Gold Corporation and US Gold Acquisition Corporation to purchase all of the outstanding common shares of Nevada Pacific Gold Ltd., all of which are dated October 27, 2006.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, Canada
October 27, 2006